Pricing supplement No. 879BG
To underlying supplement No. 1 dated September 29, 2009,
product supplement BG dated February 2, 2010,
prospectus supplement dated September 29, 2009,
and prospectus dated September 29, 2009
Registration Statement No. 333-162195 Dated May 6, 2010; Rule 424(b)(2)
Deutsche Bank AG, London Branch
$5,811,000             Auto-Callable Securities Linked to the iShares® MSCI Emerging Markets Index Fund due May 9, 2013

General
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Auto-Callable Securities linked to the performance of the iShares® MSCI Emerging Markets Index Fund due on May 9, 2013 (the “securities”) are designed for investors who seek potential early exit prior to maturity at an annualized return of 14.8%.  Investors should be willing to forgo coupon and dividend payments during the term of the securities and be willing to lose up to 100% of their investment if the securities are not automatically called and the Final Level is less than the Knock-In Level.  Any payment on the securities is subject to the ability of the Issuer to pay its obligations as they become due.

•	Senior unsecured obligations of Deutsche Bank AG due on May 9, 2013
•	Denominations of $1,000 (the “Face Amount”) and minimum initial investments of $1,000
•	The securities priced on May 6, 2010 (the “Trade Date”) and are expected to settle three business days later on May 11, 2010 (the “Settlement Date”).

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Index Fund:	iShares® MSCI Emerging Markets Index Fund (Ticker: EEM UP)
Automatic Call:	If the Index Fund closing level on any Call Date, multiplied by the Share Adjustment Factor, is greater than or equal to the Initial Level, the securities will be automatically called.
Redemption Amount upon Automatic Call:
If the securities are automatically called, you will be entitled to receive a Redemption Amount in cash per $1,000 security Face Amount equal to $1,000 multiplied by the Call Price for the applicable Call Date payable on the corresponding Call Settlement Date. The Call Price will reflect an annualized return of 14.8%. The Call Date, Call Price and Redemption Amount applicable to each Call Settlement Date are set forth in the table below.

Call Date	Call Settlement Date	Call Price	Redemption Amount (per $1,000 security Face Amount)
November 8, 2010	November 12, 2010	107.40%	$1,074.00
May 6, 2011	May 11, 2011	114.80%	$1,148.00
August 8, 2011	August 11, 2011	118.50%	$1,185.00
November 7, 2011	November 10, 2011	122.20%	$1,222.00
May 7, 2012	May 10, 2012	129.60%	$1,296.00
August 6, 2012	August 9, 2012	133.30%	$1,333.00
November 6, 2012	November 9, 2012	137.00%	$1,370.00
May 6, 2013 (Final Valuation Date)	May 9, 2013 (Maturity Date)	144.40%	$1,444.00
Payment at Maturity (if securities not called):	If the securities are not automatically called, the Payment at Maturity on the securities will depend on whether a Knock-In Event occurs, as follows:
	•	If the Final Level is equal to or greater than the Knock-In Level, you will be entitled to receive a cash Payment at Maturity of $1,000.00 per $1,000 security Face Amount.
	•	If the Final Level is less than the Knock-In Level, you will be entitled to receive a cash Payment at Maturity per $1,000 security Face Amount calculated as follows:
$1,000 + ($1,000 x Index Fund Return)
If the securities are not automatically called and a Knock-In Event occurs, you will lose some or all of your initial investment.
Knock-In Event:	A Knock-In Event occurs if the Final Level is less than the Knock-In Level.
Knock-In Level:	30.39
Index Fund Return:	The performance of the Index Fund from the Initial Level to the Final Level, calculated as follows:
Final Level – Initial Level
Initial Level
Initial Level:	37.99, the Index Fund closing level (expressed as the closing price per share of the Index Fund) on the Trade Date.
Final Level:	The Index Fund closing level (expressed as the closing price per share of the Index Fund) on the Final Valuation Date multiplied by the Share Adjustment Factor.
Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Index Fund. See “Description of Securities – Anti-dilution Adjustments for Funds” in the accompanying product supplement.
Trade Date:	May 6, 2010
Final Valuation Date:	May 6, 2013, subject to postponement as described under “Description of Securities – Adjustment to Valuation Dates and Payment Dates” in the accompanying product supplement.
Maturity Date:	May 9, 2013, subject to postponement as described under “Description of Securities – Adjustment to Valuation Dates and Payment Dates” in the accompanying product supplement.
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	2515A0 3W 1 / US2515A03W11
The Call Dates, the Final Valuation Date, the Call Settlement Dates and the Maturity Date are subject to postponement as described under “Description of Securities – Adjustment to Valuation Dates and Payment Dates” in the accompanying product supplement.
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 6 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Max. Discounts and Commissions(1)	Min. Proceeds to Us
Per Security	$1,000.00	$7.50	$992.50
Total	$5,811,000.00	$40,582.50	$5,770,417.50
(1)
For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” on the last page of this pricing supplement. The securities will be sold with varying underwriting discounts and commissions in an amount not to exceed $7.50 per $1,000 security Face Amount.

The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” on the last page of this pricing supplement.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$5,811,000.00	$414.32

Deutsche Bank Securities

May 6, 2010

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this pricing supplement together with underlying supplement No. 1 dated September 29, 2009, product supplement BG dated February 2, 2010, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

•	Product supplement BG dated February 2, 2010:
http://www.sec.gov/Archives/edgar/data/1159508/000119312510019698/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC Web site is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Hypothetical Examples of Amounts Payable on the Securities

The tables and hypothetical examples set forth below are for illustrative purposes only.  The actual returns applicable to a purchaser of the securities will be determined on the Call Dates or on the Final Valuation Date, if applicable. The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing below may have been rounded for ease of analysis.

If the securities are called:

The following table illustrates the hypothetical payments on the securities upon an automatic call on the Call Dates.

Call Date	Call Settlement Date	Call Price	Redemption Amount (per $1,000 security Face Amount)
November 8, 2010	November 12, 2010	107.40%	$1,074.00
May 6, 2011	May 11, 2011	114.80%	$1,148.00
August 8, 2011	August 11, 2011	118.50%	$1,185.00
November 7, 2011	November 10, 2011	122.20%	$1,222.00
May 7, 2012	May 10, 2012	129.60%	$1,296.00
August 6, 2012	August 9, 2012	133.30%	$1,333.00
November 6, 2012	November 9, 2012	137.00%	$1,370.00
May 6, 2013 (Final Valuation Date)	May 9, 2013 (Maturity Date)	144.40%	$1,444.00

If the securities are not called:

The following table illustrates how the Payments at Maturity per $1,000 security Face Amount are calculated if the securities are not subject to an automatic call, and uses the Initial Level of 37.99 and a Knock-In Level of 30.39 (80% of the Initial Level).

Final Level	Index Fund Return	Payment at Maturity	Return on the Securities
60.78	60.00%	N/A	N/A
53.19	40.00%	N/A	N/A
45.59	20.00%	N/A	N/A
37.99	0.00%	N/A	N/A
34.19	-10.00%	$1,000.00	0%
32.29	-15.00%	$1,000.00	0%
30.39	-20.00%	$1,000.00	0%
28.49	-25.00%	$750.00	-25.00%
26.59	-30.00%	$700.00	-30.00%
22.79	-40.00%	$600.00	-40.00%
15.20	-60.00%	$400.00	-60.00%
7.60	-80.00%	$200.00	-80.00%
0.00	-100.00%	$0.00	-100.00%

The following examples illustrate how the Payment at Maturity or Redemption Amount set forth in the two tables above are calculated.

Example 1: The Index Fund closing level increases from the Initial Index Fund Level of 37.99 to 48.00 on the first Call Date. Because the Index Fund closing level on the Call Date is greater than or equal to the Initial Level, the securities are automatically called, and the investor will receive a cash payment of $1,074.00 per $1,000 Face Amount of securities on the Call Settlement Date, calculated as follows:

$1,000 x 107.40% = $1,074.00

Example 2: The securities have not been automatically called prior to the Final Valuation Date and the Index Fund level increases from the Initial Level of 37.99 to the Final Level of 48.00. Because the last Call Date is scheduled to be the Final Valuation Date and the Final Level is greater than or equal to the Initial Level, the securities are automatically called, and the investor will receive a cash payment of $1,444.00 per $1,000 Face Amount of securities on the Call Settlement Date, calculated as follows:

$1,000 x 144.00% = $1,444.00

Example 3: The securities are not automatically called and the Index Fund level decreases from the Initial Level of 37.99 to a Final Level of 32.29. Because the Final Level is greater than the Knock-In Level and thus a Knock-In Event does not occur, the investor will receive a Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities.

Example 4: The securities are not automatically called and the Index Fund closing level decreases from the Initial Level of 37.99 to a Final Level of 22.79. Because the Final Level is less than the Knock-In Level, a Knock-In Event occurs and the Index Fund Return is -40.00%. The investor is entitled to receive a Payment at Maturity of $600.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x -40.00%) = $600.00

Selected Purchase Considerations

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POSITIVE RETURNS IF THE INDEX FUND DOES NOT DECREASE — The securities are designed for investors who believe that the Index Fund will not decrease over the term of the securities, and who are willing to risk losing up to 100% of their initial investment if the securities are not automatically called and a Knock-In Event occurs.

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CONTINGENT PROTECTION OF YOUR INITIAL INVESTMENT — Your initial investment will be protected if the Final Level is equal to or greater than the Knock-In Level. If the securities are not automatically called and a Knock-In Event occurs, you will lose 1% of your initial investment for each 1% decrease in the Index Fund as compared to the Initial Level.

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POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF AUTOMATIC CALL FEATURE – While the original term of the securities is three years, the securities will be called if the Index Fund closing level, multiplied by the Share Adjustment Factor, is greater than or equal to the Initial Level on any Call Date (including the Final Valuation Date), and you will be entitled to a return on the securities on the applicable Call Settlement Date of 14.8% per annum.

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RETURN LINKED TO THE PERFORMANCE OF THE ISHARES® MSCI EMERGING MARKETS INDEX FUND (the “Index Fund”) – The return on the securities, which may be positive, zero or negative, is linked to the performance of the iShares® MSCI Emerging Markets Index Fund.

The iShares® MSCI Emerging Markets Index Fund

The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index (the “Index”).  The MSCI Emerging Markets Index is designed to measure equity market performance in the global emerging markets. The iShares® MSCI Emerging Markets Index Fund trades on the NYSE under the ticker symbol “EEM UP.” It is possible that this fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI Emerging Markets Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in this fund, the fees and expenses of the fund or due to other circumstances. Information filed by iShares Trust with the SEC under the Exchange Act and the Investment Company Act of 1940, as amended, can be found by reference to its SEC file numbers: 001-11653 and 811-09102. This section is a summary only of the iShares® MSCI Emerging Markets Index Fund. For more information on the iShares® MSCI Emerging Markets Index Fund, including information concerning calculation methodology and adjustment policy, please see the section entitled “iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement No. 1 dated September 29, 2009.

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TAX CONSEQUENCES – You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange. Your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this pricing supplement and the accompanying product supplement.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Recently enacted legislation requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns, generally for tax years beginning in 2011, unless a regulatory exemption is provided.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Prospective investors should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index Fund. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your investment. If the securities are not automatically called, the Payment at Maturity of the securities will depend on whether a Knock-In Event occurs.  If the Final Level is less than the Knock-In Level, your investment will be fully exposed to any decline in the Final Level as compared to the Initial Level, and you could lose up to 100% of your initial investment.

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YOUR APPRECIATION POTENTIAL IS LIMITED TO THE CALL PRICE —The appreciation potential of the securities is limited to the pre-specified Call Price on the relevant Call Date, regardless of the performance of the Index Fund. In addition, since the securities could be called as early as the first Call Date, the term of your investment could be short, and your return on the securities would be less than if the securities were called at a later date.  Following an early call, there is no guarantee that you would be able to reinvest the proceeds from your investment in the securities at a comparable return for a similar level of risk. If the securities are not automatically called, you will realize no positive return on the securities, and you may lose up to 100% of your initial investment if a Knock-In Event occurs.

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THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS – An actual or anticipated downgrade in our credit rating will likely have an adverse effect on the value of the securities. Any payment at maturity or on a Call Settlement Date is subject to our creditworthiness.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – The original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates.  As a result, the price, if any, at which Deutsche Bank AG (or its affiliates) will be willing to purchase securities from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity if your securities are not automatically called.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY – The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Index Fund would have.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX FUND TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES – Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Index Fund to which the securities are linked.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly valuing the Index Fund and calculating the amount that we are required to pay you or determining whether an Automatic Call has occurred. These events may include disruptions or suspensions of trading in the markets as a whole or in our ability to maintain, adjust or unwind our hedge position in the Index Fund. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the securities, it is possible that one or more of the Call Dates, the Call Settlement Dates, the Final Valuation Date and the Maturity Date will be postponed and your return will be adversely affected.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the Index Fund closing level on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	supply and demand for the securities;

•	the expected volatility of the Index Fund;

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the dividend rate on the stocks held by the Index Fund (while not paid to holders of the securites, dividend payments on the stocks held by the Index Fund may influence the market price of the shares of the Index Fund and the market value of options on exchange traded fund shares and, therefore, affect the value of the securities);

•	the occurrence of certain events affecting the Index Fund that may or may not require an anti-dilution adjustment;

•	the market price on the component stocks underlying the Index Fund;

•	the composition of the Index Fund and any changes to the component stocks underlying it;

•	economic, financial, political and regulatory or judicial events that affect the Index Fund or stock markets generally;

•	interest and yield rates in the market generally and in the markets of the component stocks underlying the Index Fund;

•	the time remaining to the maturity of the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE ANTI-DILUTION PROTECTION IS LIMITED – The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Index Fund. See “Description of Securities – Anti-Dilution Adjustments for Funds” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Index Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.

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TRADING BY US OR OUR AFFILIATES MAY IMPAIR THE VALUE OF THE SECURITIES — We and our affiliates are active participants in the equity markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more equities transactions. In addition, we or one or more of our affiliates may hedge our exposure from the securities by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material effect on the prices of the component stocks held by the Underlying and consequently have an impact on the performance of the Underlying, and may adversely affect the Final Level. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the securities may decline.

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ADJUSTMENTS TO THE INDEX FUND OR TO THE UNDERLYING INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES – Blackrock Fund Advisors (“BFA”) is the investment advisor to the Index Fund, which seek investment results that correspond generally to the level and yield performance, before fees and expenses, of the Index. The stocks included in the Index are selected by MSCI Inc. (“MSCI”). The Index is calculated and published by MSCI. MSCI can add, delete or substitute the stocks underlying the Index, which could change the value of the Index. Pursuant to its investment strategy or otherwise, BFA may add, delete, or substitute the stocks composing the Index Fund. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the Index Fund, which could adversely affect the closing price of the Index Fund shares and cause the Final Level to decrease below the Knock-In Level, in which case for every 1.00% decline beyond the Knock-In Level, you will lose an amount equal to 1.00% of the Face Amount of your securities.

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THE INDEX FUND AND THE INDEX ARE DIFFERENT – The performance of the Index Fund may not exactly replicate the performance of the Index because the Index Fund will reflect transaction costs and fees that are not included in the calculation of the Index. It is also possible that the Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances. BFA may invest up to 10% of the Index Fund’s assets in futures contracts, options on futures contracts, other types of options, and swaps related to the Index as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates. The Index Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Index and in managing cash flows.

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THERE IS NO AFFILIATION BETWEEN THE INDEX FUND AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE INDEX FUND – We are not affiliated with the Index Fund or the issuers of the component securities held by the Index Fund or underlying the Index replicated by the Index Fund. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the component securities held by the Index Fund or underlying the Index. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the component securities held by the Index Fund or the component stocks underlying the Index or any of the issuers of the component securities held by the Index Fund or underlying the Index. You, as an investor in the securities, should make your own investigation into the component securities held by the Index Fund or underlying the Index and the issuers of the component securities held by the Index Fund or underlying the Index. Neither the Index Fund nor any of the issuers of the component securities held by the Index Fund or underlying the Index are involved in this offering of your securities in any way and none of them has any obligation of any sort with respect to your securities. Neither the Index Fund nor any of the issuers of the component securities held by the Index Fund or underlying the Index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your securities.

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CURRENCY EXCHANGE RISK – Because the iShares® MSCI Emerging Markets Index Fund invests in stocks denominated in foreign currencies, changes in currency exchange rates may negatively impact such exchanged traded funds’ returns. The values of the foreign currencies may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns to the iShares® MSCI Emerging Markets Index Fund and have an adverse impact on the value of your securities.

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NON-U.S. SECURITIES MARKETS RISKS – Because foreign companies or foreign equity securities held by the iShares® MSCI Emerging Markets Index Fund may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the securities involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

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EMERGING MARKETS COUNTRIES OFTEN SUFFER FROM POLITICAL AND ECONOMIC INSTABILITY – The value of the securities is subject to the political and economic risks of emerging market countries by linking to the performance of the iShares® MSCI Emerging Markets Index Fund. The stocks held by the iShares® MSCI Emerging Markets Index Fund include companies that are located in emerging market countries and whose securities trade on the exchanges of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market nation. Political or economic instability could have an adverse effect on the value and payment at maturity of your securities.

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PAST PERFORMANCE OF THE INDEX FUND, THE INDEX OR OF THE COMPONENT SECURITIES HELD BY THE INDEX FUND IS NO GUIDE TO FUTURE PERFORMANCE – The actual performance of the Index Fund, the Index or of the component securities held by the Index Fund over the life of the securities may bear little relation to the historical levels of the Index Fund or of the component securities held by the Index Fund, and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Index Fund, of the Index or of the component securities held by the Index Fund.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.

As described above under “Tax Consequences,” in 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Prospective investors should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graph sets forth the historical performance of the Index Fund based on the daily Index Fund closing levels from May 6, 2005 through May 6, 2010. The Index Fund closing level on May 6, 2010 was 37.99. We obtained the Index Fund closing levels below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical levels of the Index Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index Fund on the Call Dates or the Final Valuation Date. We cannot give you assurance that the performance of the Index Fund will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive a selling concession in connection with the sale of the securities of up to 0.75% or $7.50 per $1,000 Face Amount of securities. DBSI may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 Face Amount of securities and may additionally pay fees of up to 0.25% or $2.50 per $1,000 Face Amount of securities to certain other broker-dealers. Deutsche Bank AG will reimburse DBSI for such fees. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

           DBSI, the agent for this offering, is our affiliate. In accordance with NASD Rule 2720 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.